MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES


                        CONSOLIDATED FINANCIAL STATEMENTS


                        As of December 31, 1995 and 1994
                             and for the years ended
                        December 31, 1995, 1994 and 1993

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------


TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
MBIA INSURANCE CORPORATION:


We have audited the accompanying consolidated balance sheets of MBIA Insurance Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBIA Insurance Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 7 to the consolidated financial statements, effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." As discussed in Note 2 to the consolidated financial statements, effective January 1, 1994 the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                               \s\ COOPERS & LYBRAND

New York, New York
January 22, 1996

                          MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                                CONSOLIDATED BALANCE SHEETS
                      (Dollars in thousands except per share amounts)

                                                      December 31, 1995      December 31, 1994
                                                     -------------------    ----------------

                ASSETS
Investments:
  Fixed maturity securities held as available-for-sale
    at fair value (amortized cost $3,428,986 and
     $3,123,838                                          $3,652,621               3,051,906
  Short-term investments, at amortized cost
     (which approximates fair value)                        198,035                 121,384
   Other investments                                         14,064                  11,970
                                                       ------------            ------------
      Total investments                                   3,864,720               3,185,260
Cash and cash equivalents                                     2,135                   1,332
Accrued investment income                                    60,247                  55,347
Deferred acquisition costs                                  140,348                 133,048
Prepaid reinsurance premiums                                200,887                 186,492
Goodwill (less accumulated amortization of
   $37,366 and $32,437)                                     105,614                 110,543
Property and equipment, at cost (less accumulated
   depreciation of $12,137 and $9,501)                       41,169                  39,648
Receivable for investments sold                               5,729                     945
Other assets                                                 42,145                  46,552
                                                        ------------            ------------
      TOTAL ASSETS                                       $4,462,994              $3,759,167
                                                        ============            ===========

             LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:
   Deferred premium revenue                             $ 1,616,315             $ 1,512,211
   Loss and loss adjustment expense reserves                 42,505                  40,148
   Deferred income taxes                                    212,925                  97,828
   Payable for investments purchased                         10,695                   6,552
   Other liabilities                                         54,682                  46,925
                                                        ------------            ------------
      TOTAL LIABILITIES                                   1,937,122               1,703,664
                                                        ------------            ------------
Shareholder's Equity:
   Common stock, par value $150 per share; authorized,
     issued and outstanding - 100,000 shares                 15,000                  15,000
   Additional paid-in capital                             1,021,584                 953,655
   Retained earnings                                      1,341,855               1,134,061
   Cumulative translation adjustment                          2,704                     427
   Unrealized appreciation (depreciation) of investments,
     net of deferred income tax provision (benefit)
     of $78,372 and $(25,334)                               144,729                 (47,640)
                                                        ------------            ------------
      TOTAL SHAREHOLDER'S EQUITY                          2,525,872               2,055,503
                                                        ------------            ------------
      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY         $4,462,994              $3,759,167
                                                        ============            ============

    The accompanying notes are an integral part of the consolidated financial statements.

                     MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF INCOME

                                (Dollars in thousands)

                                                              Years ended December 31
                                               ----------------------------------------
                                                 1995           1994           1993
                                                ---------     ----------     ----------

Revenues:
    Gross premiums written                      $349,812       $361,523       $479,390
    Ceded premiums                               (45,050)       (49,281)       (47,552)
                                               ----------     ----------     ----------
      Net premiums written                       304,762        312,242        431,838
    Increase in deferred premium revenue         (88,365)       (93,226)      (200,519)
                                               ----------     ----------     ----------
      Premiums earned (net of ceded
          premiums of $30,655
           $33,340 and $41,409)                  216,397        219,016        231,319
    Net investment income                        219,834        193,966        175,329
    Net realized gains                             7,777         10,335          8,941
    Other income                                   2,168          1,539          3,996
                                               ----------     ----------     ----------
      Total revenues                             446,176        424,856        419,585
                                               ----------     ----------     ----------
Expenses:
    Losses and loss adjustment expenses           10,639          8,093          7,821
    Policy acquisition costs, net                 21,283         21,845         25,480
    Underwriting and operating expenses           41,812         41,044         38,006
                                               ----------     ----------     ----------
      Total expenses                              73,734         70,982         71,307
                                               ----------     ----------     ----------
Income before income taxes and cumulative
    effect of accounting changes                 372,442        353,874        348,278

Provision for income taxes                        81,748         77,125         86,684
                                               ----------     ----------     ----------
Income before cumulative effect of
    accounting changes                           290,694        276,749        261,594

Cumulative effect of accounting changes              ---            ---         12,923
                                               ----------     ----------     ----------
Net income                                      $290,694       $276,749       $274,517
                                               ==========     ==========     ==========

The accompanying notes are an integral part of the consolidated financial statements.

                       MBIA INSURANCE CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
              For the years ended December 31, 1995, 1994 and 1993
                 (Dollars in thousands except per share amounts)

                                                                                                     Unrealized
                                                              Additional             Cumulative     Appreciation
                                              Common Stock     Paid-in    Retained  Translation    (Depreciation)
                                            Shares   Amount    Capital    Earnings   Adjustment    of Investments
                                            ------- --------  ----------  ---------- ----------    --------------
Balance, January 1, 1993                    100,000 $ 15,000  $  931,943  $  670,795   $  (474)     $  2,379

Net income                                     ---      ---         ---      274,517       ---           ---

Change in foreign currency translation         ---      ---         ---         ---       (729)          ---

Change in unrealized appreciation
   of investments net of change in
   deferred income taxes of $(1,381)           ---      ---         ---         ---        ---         2,461

Dividends declared (per
   common share $500.00)                       ---      ---         ---      (50,000)      ---           ---

Tax reduction related to tax sharing
   agreement with MBIA Inc.                    ---      ---       11,851         ---        ---           ---
                                            ------- --------  ----------  ---------- ----------  ------------
Balance, December 31, 1993                  100,000   15,000     943,794     895,312     (1,203)        4,840
                                            ------- --------  ----------  ---------- ----------  ------------

Net income                                     ---      ---         ---      276,749        ---           ---

Change in foreign currency translation         ---      ---         ---         ---      1,630           ---

Change in unrealized depreciation
   of investments net of change in
   deferred income taxes of $27,940            ---      ---         ---         ---        ---       (52,480)

Dividends declared (per
   common share $380.00)                       ---      ---         ---      (38,000)       ---           ---

Tax reduction related to tax sharing
   agreement with MBIA Inc.                    ---      ---       9,861         ---        ---           ---
                                            ------- --------  ----------  ---------- ----------  ------------
Balance, December 31, 1994                  100,000  15,000     953,655    1,134,061        427       (47,640)
                                            ------- --------  ----------  ---------- ----------  ------------

Exercise of stock options                      ---      ---       5,403         ---         ---           ---

Net income                                     ---      ---         ---      290,694        ---           ---

Change in foreign currency translation         ---      ---         ---         ---       2,277           ---

Change in unrealized appreciation
   of investments net of change in
   deferred income taxes of $(103,707)         ---      ---         ---         ---         ---       192,369

Dividends declared (per
   common share $829.00)                       ---      ---         ---      (82,900)       ---           ---

Capital contribution from MBIA Inc.            ---      ---      52,800         ---         ---           ---

Tax reduction related to tax sharing
   agreement with MBIA Inc.                    ---      ---       9,726         ---         ---           ---
                                            ======= ========  ==========  ========== ==========  ============
Balance, December 31, 1995                  100,000 $ 15,000  $1,021,584  $1,341,855   $  2,704      $144,729
                                            ======= ========  ==========  ========== ==========  ============

  The accompanying notes are an integral part of the consolidated financial statements.

                           MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (Dollars in thousands)

                                                                  Years ended December 31
                                                          -----------------------------------------
                                                             1995          1994           1993
                                                          -----------   ------------   ------------
Cash flows from operating activities:
    Net income                                              $290,694       $276,749       $274,517
    Adjustments to reconcile net income to net
      cash provided by operating activities:
       Increase in accrued investment income                  (4,900)        (3,833)        (5,009)
       Increase in deferred acquisition costs                 (7,300)       (12,564)       (10,033)
       Increase in prepaid reinsurance premiums              (14,395)       (15,941)        (6,143)
       Increase in deferred premium revenue                  104,104        109,167        206,662
       Increase in loss and loss adjustment expense reserves   2,357          6,413          8,225
       Depreciation                                            2,676          1,607          1,259
       Amortization of goodwill                                4,929          4,961          5,001
       Amortization of bond (discount) premium, net           (2,426)           621           (743)
       Net realized gains on sale of investments              (7,778)       (10,335)        (8,941)
       Deferred income taxes                                  11,391         19,082          7,503
       Other, net                                             29,080         (8,469)        15,234
                                                          -----------   ------------   ------------
       Total adjustments to net income                       117,738         90,709        213,015
                                                          -----------   ------------   ------------
       Net cash provided by operating activities             408,432        367,458        487,532
                                                          -----------   ------------   ------------
Cash flows from investing activities:
       Purchase of fixed maturity securities, net
         of payable for investments purchased               (897,128)    (1,060,033)      (786,510)
       Sale of fixed maturity securities, net of
         receivable for investments sold                     473,352        515,548        205,342
       Redemption of fixed maturity securities,
         net of receivable for investments redeemed           83,448        128,274        225,608
       (Purchase) sale of short-term investments, net        (32,281)         3,547        (40,461)
       (Purchase) sale of other investments, net                (692)        87,456        (37,777)
       Capital expenditures, net of disposals                 (4,228)        (3,665)        (3,601)
                                                          -----------   ------------   ------------
       Net cash used in investing activities                (377,529)      (328,873)      (437,399)
                                                          -----------   ------------   ------------
Cash flows from financing activities:
       Capital contribution from MBIA Inc.                    52,800            ---            ---
       Dividends paid                                        (82,900)       (38,000)       (50,000)
                                                          -----------   ------------   ------------
       Net cash used by financing activities                 (30,100)       (38,000)       (50,000)
                                                          -----------   ------------   ------------
Net increase in cash and cash equivalents                        803            585            133
Cash and cash equivalents - beginning of year                  1,332            747            614
                                                          -----------   ------------   ------------
Cash and cash equivalents - end of year                       $2,135         $1,332           $747
                                                          ===========   ============   ============
Supplemental cash flow disclosures:
    Income taxes paid                                     $   50,790     $   53,569     $   52,967

The accompanying notes are an integral part of the consolidated financial statements.

                          MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BUSINESS AND ORGANIZATION
     MBIA Insurance Corporation ("MBIA Corp."), formerly known as Municipal Bond Investors Assurance Corporation, is a wholly owned subsidiary of MBIA Inc. MBIA Inc. was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through the following series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the "Association"), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies:

     o MBIA Inc. acquired for $17 million all of the outstanding common stock of New York domiciled insurance company and changed the name of the insurance company to Municipal Bond Investors Assurance Corporation. In April 1995, the name was again changed to MBIA Insurance Corp. Prior to the acquisition, all of the obligations of this company were reinsured and/or indemnified by the former owner.

     o Four of the five member companies of the Association, together with their affiliates, purchased all of the outstanding common stock of MBIA Inc. and entered into reinsurance agreements whereby they ceded to MBIA Inc. substantially all of the net unearned premiums on existing and future Association business and the interest in, or obligation for, contingent commissions resulting from their participation in the Association. MBIA Inc.'s reinsurance obligations were then assumed by MBIA Corp. The participation of these four members aggregated approximately 89% of the net insurance in force of the Association. The net assets transferred from the predecessor included the cash transferred in connection with the reinsurance agreements, the related deferred acquisition costs and contingent commissions receivable, net of the related unearned premiums and contingent commissions payable. The deferred income taxes inherent in these assets and liabilities were recorded by MBIA Corp. Contingent commissions receivable (payable) with respect to premiums earned prior to the effective date of the reinsurance agreements by the Association in accordance with statutory accounting practices, remained as assets (liabilities) of the member companies.

         Effective December 31, 1989, MBIA Inc. acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc. ("BIG"), the parent company of Bond Investors Guaranty Insurance Company ("BIG Ins."), which was subsequently renamed MBIA Insurance Corp. of Illinois ("MBIA Illinois").

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


         In January 1990, MBIA Illinois ceded its portfolio of net insured obligations to MBIA Corp. in exchange for cash and investments equal to its unearned premium reserve of $153 million. Subsequent to this cession, MBIA Inc. contributed the common stock of BIG to MBIA Corp. resulting in additional paid-in capital of $200 million. The insured portfolio acquired from BIG Ins. consists of municipal obligations with risk characteristics similar to those insured by MBIA Corp. On December 31, 1990, BIG was merged into MBIA Illinois.

         Also in 1990, MBIA Inc. formed MBIA Assurance S.A. ("MBIA Assurance"), a wholly owned French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 resulting in additional paid-in capital of $6 million. Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

     In 1993, MBIA Inc. formed a wholly owned subsidiary, MBIA Investment Management Corp. ("IMC"). IMC, which commenced operations in August 1993, principally provides guaranteed investment agreements to states, municipalities and municipal authorities which are guaranteed as to principal and interest. MBIA Corp. insures IMC's outstanding investment agreement liabilities.

     In 1993, MBIA Corp. assumed the remaining business from the fifth member of the Association.

         In 1994, MBIA Inc. formed a wholly owned subsidiary, MBIA Securities Corp. ("SECO"), to provide fixed-income investment management services for MBIA Inc.'s municipal cash management service businesses. In 1995, portfolio management for a portion of MBIA Corp.'s insurance related investment portfolio was transferred to SECO; the management of the balance of this portfolio was transferred in January 1996.


2.  SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies are as follows:

CONSOLIDATION
The consolidated financial statements include the accounts of MBIA Corp., MBIA Illinois, MBIA Assurance and BIG Services, Inc. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand and demand deposits with banks.

INVESTMENTS
Effective January 1, 1994, MBIA Corp. adopted Statement of Financial Accounting Standards ("SFAS") 115 "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS 115, MBIA Corp. reclassified its entire investment portfolio ("Fixed-maturity securities") as "available-for-sale." Pursuant to SFAS 115, securities classified as available-for-sale are required to be reported in the financial statements at fair value, with unrealized gains and losses reflected as a separate component of shareholder's equity. The cumulative effect of MBIA Corp.'s adoption of SFAS 115 was a decrease in shareholder's equity at December 31, 1994 of $46.8 million, net of taxes. The adoption of SFAS 115 had no effect on MBIA Corp.'s earnings.

         Bond discounts and premiums are amortized on the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value and include all fixed-maturity securities with a remaining term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

         Other investments consist of MBIA Corp.'s interest in limited partnerships and a mutual fund which invests principally in marketable equity securities. MBIA Corp. records dividends from its investment in marketable equity securities and its share of limited partnerships and mutual funds as a

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

component of investment income. In addition, MBIA Corp. records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholder's equity.

PREMIUM REVENUE RECOGNITION
Premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding or defeasance accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue, net of the portion which is credited to a new policy in those cases where MBIA Corp. insures the refunding issue, is earned at that time, since there is no longer risk to MBIA Corp. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

POLICY ACQUISITION COSTS
Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. For business produced directly by MBIA Corp., such costs include compensation of employees involved in marketing, underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. For business assumed from the Association, such costs were comprised of management fees, certain rating agency fees and marketing and legal costs, reduced by ceding commissions received by the Association on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

LOSSES AND LOSS ADJUSTMENT EXPENSES
Reserves for losses and loss adjustment expenses ("LAE") are established in an amount equal to MBIA Corp.'s estimate of the identified and unidentified losses, including costs of settlement on the obligations it has insured.

         To the extent that specific insured issues are identified as currently or likely to be in default, the present value of expected payments, including loss and LAE associated with these issues, net of expected recoveries, is allocated within the total loss reserve as case basis reserves. Management of MBIA Corp. periodically evaluates its estimates for losses and LAE and any resulting adjustments are reflected in current earnings. Management believes

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

that the reserves are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

CONTINGENT COMMISSIONS
Contingent commissions may be receivable from MBIA Corp.'s and the Association's reinsurers under various reinsurance treaties and are accrued as the related premiums are earned.

INCOME TAXES
MBIA Corp. is included in the  consolidated tax return of MBIA
Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand alone basis. Any benefit derived by MBIA Corp. as a result of the tax sharing agreement with MBIA Inc. and its subsidiaries is reflected directly in shareholder's equity for financial reporting purposes.

         Deferred income taxes are provided in respect of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         The Internal Revenue Code permits financial guarantee insurance companies to deduct from taxable income additions to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest bearing U. S. Government tax and loss bonds. MBIA Corp. records purchases of tax and loss bonds as payments of Federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

PROPERTY AND EQUIPMENT
Property and equipment consists of MBIA Corp.'s headquarters and equipment and MBIA Assurance's furniture, fixtures and equipment, which are recorded at cost and, exclusive of land, are depreciated on the straight-line method over their estimated service lives ranging from 4 to 31 years. Maintenance and repairs are charged to expenses as incurred.

GOODWILL
Goodwill represents the excess of the cost of the acquired and contributed subsidiaries over the tangible net assets at the time of acquisition or contribution. Goodwill attributed to the acquisition of the licensed insurance

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

company includes recognition of the value of the state licenses held by that company, and is amortized by the straight-line method over 25 years. Goodwill related to the wholly owned subsidiary of MBIA Inc. contributed in 1988 is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

FOREIGN CURRENCY TRANSLATION
Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholder's equity.


3.  STATUTORY ACCOUNTING PRACTICES
The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

o premiums are earned only when the related risk has expired rather than over the period of the risk;

o acquisition costs are charged to operations as incurred rather than as the related premiums are earned;

o a contingency reserve is computed on the basis of statutory requirements and reserves for losses and LAE are established, at present value, for specific insured issues which are identified as currently or likely to be in default. Under GAAP reserves are established based on MBIA Corp.'s reasonable estimate of the identified and unidentified losses and LAE on the insured obligations it has written;

o Federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

o fixed-maturity securities are reported at amortized cost rather than fair value;

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


o tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

o certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.

         The following is a reconciliation of consolidated shareholder's equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries, MBIA Illinois and MBIA Assurance:

                                                As of December 31
                                                -----------------
   (In thousands)                         1995         1994              1993
   --------------                         ----         ----              ----
   GAAP shareholder's equity ...    $ 2,525,872    $ 2,055,503     $ 1,857,743
   Premium revenue recognition .       (328,450)      (296,524)       (242,577)
   Deferral of acquisition costs       (140,348)      (133,048)       (120,484)
   Unrealized (gains) losses ...       (223,635)        71,932            --
   Contingent commissions ......         (1,645)        (1,706)         (1,880)
   Contingency reserve .........       (743,510)      (620,988)       (539,103)
   Loss and loss adjustment
    expense reserves ...........         28,024         18,181          26,262
   Deferred income taxes .......        205,425         90,328          99,186
   Tax and loss bonds ..........         70,771         50,471          25,771
   Goodwill ....................       (105,614)      (110,543        (115,503)
   Other .......................        (12,752)       (13,568         (11,679)
                                    ------------   -----------      -----------
    Statutory capital
           and surplus .........    $ 1,274,138      1,110,038     $   977,736
                                    ===========      =========     ===========


         Consolidated net income of MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 1995, 1994 and 1993 was $278.3 million, $224.9 million and $258.4 million, respectively.


4.  PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS
Premiums earned include $34.0 million, $53.0 million and $85.6 million for 1995, 1994 and 1993, respectively, related to refunded and called bonds.


5.  INVESTMENTS
MBIA Corp.'s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital and claims-paying capability through maintenance of high-quality investments with adequate liquidity. MBIA Corp.'s investment policies limit the amount of credit exposure to any one

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

         The following tables set forth the amortized cost and fair value of the
fixed-maturities  and  short-term   investments  included  in  the  consolidated
investment portfolio of MBIA Corp. as of December 31, 1995 and 1994.


                                                Gross        Gross
                             Amortized     Unrealized   Unrealized
                                  Cost          Gains       Losses    Fair Value
                                  ----          -----       ------    ----------
(In thousands
December 31, 1995
Taxable bonds
 United States Treasury
  and Government Agency ..   $    6,742     $      354          --    $    7,096
 Corporate and other
  obligations ............      592,604         30,536        (212)      622,928
Mortgage-backed ..........      389,943         21,403        (932)      410,414
Tax-exempt bonds municipal
Obligations ..............    2,637,732        175,081      (2,595)    2,810,218
                              ---------        -------      ------     ---------

 Total fixed-
  maturities                 $3,627,021     $  227,374      (3,739)   $3,850,656
                             ==========     ==========      ======    ==========



                                                 Gross        Gross
                              Amortized     Unrealized    Unrealized
                                   Cost          Gains        Losses  Fair Value
                                   ----          -----        ------  ----------
(In thousands)
Taxable bonds
  United States Treasury
    and Government Agency    $   15,133           --           (149)  $   14,984
  Corporate and other ...
    obligations .........       461,601          2,353      (23,385)     440,569
Mortgage-backed .........       317,560          3,046      (12,430)     308,176
Tax-exempt bonds
 State and municipal
  obligations ...........     2,450,928         36,631      (77,998)   2,409,561
                              ---------         ------      -------    ---------
     Total fixed-
     maturities .........    $3,245,222     $   42,030   $ (113,962)  $3,173,290
                             ==========     ==========    ==========  ==========


         Fixed-maturity investments carried at fair value of $8.1 million and $7.4 million as of December 31, 1995 and 1994, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

         The table below sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 1995. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                              Amortized           Fair
(In thosands                                       Cost          Value
Maturity
Within 1 year .......................       $  178,328       $  178,256
Beyond 1 year but within 5 years ....          448,817          477,039
Beyond 5 years but within 10 years ..        1,133,527        1,211,645
Beyond 10 years but within 15 years .          742,790          804,421
Beyond 15 years but within 20 years .          686,871          730,030
Beyond 20 years .....................           46.745           38,851
                                              --------         --------
                                             3,237,078        3,440,242
Mortgage-backed .....................          389,943          410,414
                                               -------          -------

Total fixed-maturities and short-term
  investments .......................       $3,627,021       $3,850,656
                                            ==========       ==========


6.  Investment Income and Gains and Losses

Investment income consists of:

                                               Years ended December 31
                                               -----------------------
(In thousands) ................          1995           1994           1993
- -------------------------------          ----           ----           ----
Fixed-maturities ..............   $   216,653    $   193,729    $   173,070
Short-term investments   ......         6,008          3,003          2,844
Other investments .............            17             12          2,078
                                           --             --          -----
Gross investment income .....         222,678        196,744        177,992
Investment expenses ...........         2,844          2,778          2,663
                                        -----          -----          -----
  Net investment income .......       219,834        193,966        175,329

Net realized gains (losses):
  Fixed-maturities:
     Gains.....................         9,941          9,635          9,070
     Losses................ ..        (2,537)        (8,851)          (744)
                                      ------         ------           ----
     Net.....................          7,404            784           8,326
  Other investments:
     Gains...................            382          9,551             615
     Losses...................            (9)            --             --
                                         ----         ------           ----
  Net.......................              373          9,551            615
                                          ---          -----            ---
  Net realized gains ..........         7,777         10,335          8,941
                                        -----         ------          -----

Total investment income .......   $   227,611    $   204,301    $   184,270
                                  ===========    ===========    ===========

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


         Unrealized gains (losses) consist of:

                                        As of December 31
                                        -----------------
(In thousands) ..................            1995             1994
- ---------------------------------            ----             ----
Fixed-maturities:
  Gains .........................       $ 227,374        $  42,030
  Losses ........................          (3,739)        (113,962)
   Net ..........................         223,635          (71,932)
Other investments:
  Gains .........................             287             --
  Losses ........................            (821)          (1,042)
                                           -------           ------
  Net ...........................            (534)          (1,042)
                                            ------           ------
Total ...........................         223,101          (72,974)

Deferred income tax (benefit) ...          78,372          (25,334)
                                           ------          -------
  Unrealized gains (losses) - net       $ 144,729        $ (47,640)
                                        =========        =========

         The deferred taxes in 1995 and 1994 relate primarily to unrealized gains and losses on MBIA Corp.'s fixed-maturity investments, which are reflected in shareholders' equity in 1995 and 1994 in accordance with MBIA Corp.'s adoption of SFAS 115.

         The change in net unrealized gains (losses) consists of:

                                            Years ended December 31
                                            -----------------------
In thousands                         1995          1994          1993
- ------------                         ----          ----          ----

Fixed-maturities ...............   $ 295,567   $(289,327)   $ 101,418
Other investments ..............         508      (8,488)       3,842
                                         ---      ------        -----
  Total ........................     296,075    (297,815)     105,260
Deferred income taxes (benefit)      103,706     (27,940)       1,381
                                     -------     -------        -----
  Unrealized gains (losses), net   $ 192,369   $(269,875)   $ 103,879
                                   =========   =========    =========


7.  INCOME TAXES

Effective January 1, 1993, MBIA Corp. changed its method of accounting for income taxes from the income statement-based deferred method to the balance sheet-based liability method required by SFAS 109 "Accounting for Income Taxes." MBIA Corp. adopted the new pronouncement on the cumulative catch-up basis and recorded a cumulative adjustment, which increased net income and reduced the deferred tax liability by $13.0 million. The cumulative effect represents the impact of adjusting the deferred tax liability to reflect the January 1, 1993 tax rate of 34% as opposed to the higher tax rates in effect when certain of the deferred taxes originated.

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


         SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1995 and 1994 are as presented below:

(In thousands) ................................       1995       1994
- -----------------------------------------------       ----       ----
Deferred tax assets
  Tax and loss bonds ..........................   $ 71,183   $ 50,332
  Unrealized losses ...........................       --       25,334
  Alternative minimum tax credit carry forwards     39,072     22,391
  Loss and loss adjustment expense reserves ...      9,809      6,363
  Other .......................................        954      3,981
                                                       ---      -----
  Total gross deferred tax assets .............    121,018    108,401
                                                   =======    =======

Deferred tax liabilities
  Contingency reserve .........................    131,174     91,439
  Deferred premium revenue ....................     64,709     54,523
  Deferred acquisition costs ..................     49,122     48,900
  Unrealized gains ............................     78,372       --
  Contingent commissions ......................      7,158      4,746
  Other .......................................      3,408      6,621
                                                     -----      -----
  Total gross deferred tax liabilities ........    333,943    206,229
                                                   -------    -------

  Net deferred tax liability ..................   $212,925   $ 97,828
                                                  ========   ========

         Under SFAS 109, a change in the Federal tax rate requires a restatement of deferred tax assets and liabilities. Accordingly, the restatement for the change in the 1993 Federal tax rate resulted in a $5.4 million increase in the tax provision, of which $3.2 million resulted from the recalculation of deferred taxes at the new Federal rate.

      The provision for income taxes is composed of:

                                        Years ended December 31
                                        -----------------------
(In thousands) ..................      1995      1994      1993
- ---------------------------------      ----      ----      ----

Current .........................   $70,357   $58,043   $66,086
Deferred ........................    11,391    19,082    20,598
                                     ------    ------    ------
  Total .........................   $81,748   $77,125   $86,684
                                    =======   =======   =======

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


      The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, MBIA Corp.'s effective income tax rate differs from the statutory rate on ordinary income. The reasons for MBIA Corp.'s lower effective tax rates are as follows:

                                                  Years ended December 31
                                                  -----------------------
                                                  1995       1994       1993
                                                  ----       ----       ----
Income taxes computed on pre-tax
  financial income at statutory rates ..........     35.0%    35.0%    35.0%
Increase (reduction) in taxes resulting from:
    Tax-exempt interest ........................    (12.5)   (12.0)   (10.6)
    Amortization of goodwill ...................      0.5      0.5      0.5
    Other ......................................     (1.1)    (1.7)      --
                                                     ----     ----     ----
            Provision for income taxes .........     21.9%    21.8%    24.9%
                                                     ====     ====     ====


8.  DIVIDENDS AND CAPITAL REQUIREMENTS

Under New York state insurance law, MBIA Corp. may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory-basis financial statements, or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.

         In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Corp. had approximately $44 million available for the payment of dividends as of December 31, 1995. In 1995, 1994 and 1993, MBIA Corp. declared and paid dividends of $83 million, $38 million and $50 million, respectively, to MBIA Inc.

         Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus, and the dividends in any 12-month period may not exceed the greater of 10% of policyholders' surplus (total capital and surplus) at the end of the preceding calendar year, or the net income of the preceding calendar year without prior approval of the Illinois State Insurance Department.

         In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Illinois may pay a dividend only with prior approval as of December 31, 1995.

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


         The insurance departments of New York state and certain other statutory insurance regulatory authorities and the agencies which rate the bonds insured by MBIA Corp. have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and MBIA Assurance were in compliance with these requirements as of December 31, 1995.


9.  LINES OF CREDIT
MBIA Corp. has a standby line of credit commitment in the amount of $650 million with a group of major banks to provide loans to MBIA Corp. after it has incurred cumulative losses (net of any recoveries) from September 30, 1995 in excess of the greater of $500 million and 6.25% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term and expires on September 30, 2002 and contains an annual renewal provision subject to the approval by the bank group.

     MBIA Corp. and MBIA Inc. maintain bank liquidity facilities aggregating $275 million. At December 31, 1995, MBIA Inc. had $18 million outstanding under these facilities.


10.  NET INSURANCE IN FORCE
MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

         The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of a claim by MBIA Corp.

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     As of December 31, 1995, insurance in force, net of cessions to reinsurers, has a range of maturity of 1-43 years. The distribution of net insurance in force by geographic location and type of bond, including $2.7 billion and $1.5 billion relating to IMC's municipal investment agreements guaranteed by MBIA Corp. in 1995 and 1994, respectively, is set forth in the following tables:

                                          As of December 31
                                          -----------------

($ in billions)              1995                                      1994
- ---------------              ----                                      ----
                      Net   Number        % of Net     Net           Number       % of Net
Georgraphic     Insurance   of Issues     Insurance    Insurance     of Issues    Insurance
Location         In Force   Outstanding   In Force     In Force      Outstanding  In Force
- --------         --------   -----------   --------     --------      -----------  --------

California ..   $   51.2      3,122        14.8      $   43.9        2,832        14.3%
New York ....       30.1      4,846         8.7          25.0        4,447         8.2
Florida .....       26.9      1,684         7.7          25.4        1,805         8.3
Texas .......       20.4      2,031         5.9          18.6        2,102         6.1
Pennsylvania        19.7      2,143         5.7          19.5        2,108         6.4
New Jersey ..       16.4      1,730         4.7          15.0        1,590         4.9
Illinois ....       15.0      1,090         4.3          14.7        1,139         4.8
Massachusetts        9.3      1,070         2.7           8.6        1,064         2.8
Ohio ........        9.1      1,017         2.6           8.3          996         2.7
Michigan ....        7.9      1,012         2.3           5.7          972         1.9
                     ---      -----         ---           ---          ---         ---
Subtotal ....      206.0     19,745        59.4         184.7       19,055        60.4

Other .......      135.6     11,147        39.1         118.8       10,711        38.8
                   -----     ------        ----         -----       ------        ----
  Total U.S.       341.6     30,892        98.5         303.5       29,766        99.2

International        5.1         53         1.5           2.5            18        0.8
                     ---         --         ---           ---            --        ---
                $  346.7     30,945       100.0%     $  306.0        29,784      100.0%
                ========     ======       =====      ========        ======      =====

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


                                          As of December 31
                                          -----------------
                                    1995                                1994
                                    ----                                ----
($ in billions)          Net        Number   % of Net       Net       Number   % of Net
                   Insurance     of Issues   nsurance  Insurance   of Issues  Insurance
Type of Bond        In Force   Outstanding   In Force   In Force Outstanding   In Force
- ------------        --------   -----------   --------   -------- -----------   --------

MUNICIPAL
General Obligation    $ 91.6     11,445       26.4%    $ 84.2      11,029         27.5%
Utilities ........      60.3      4,931       17.4       56.0        5,087        18.3
Health Care ......      51.9      2,458       15.0       50.6        2,670        16.5
Transportation ...      25.5      1,562        7.4       21.3        1,486         7.0
Special Revenue ..      24.4      1,445        7.0       22.7        1,291         7.4
Industrial
 development and
 pollution control
 revenue                17.2        924        5.0       15.1        1,016         4.9
Housing ..........      15.8      2,671        4.5       13.6        2,663         4.5
Higher education .      15.2      1,261        4.4       14.0        1,208         4.6
                      =======    =======    ======     =======     =======        =====
Other ............       7.3        134        2.1        3.8          124         1.2
                       309.2     26,831       89.2      281.3       26,574        91.9
                      =======    =======    =======    =======     =======        =====
Non-municipal
Asset/mortgage-
  backed                20.2         256       5.8       12.8          151         4.2
Investor-owned
  utilities              6.4       3,559       1.8        5.7        2,918         1.9
International ....       5.1          53       1.5        2.5           18         0.8
Other ............       5.8         246       1.7        3.7          123         1.2
                         ---         ---       ---        ---          ---         ---
                        37.5       4,114      10.8       24.7        3,210         8.1
                        ----       -----      ----       ----        -----         ---
                      $346.7      30,945     100.0%    $306.0       29,784       100.0%
                      =======    =======   =======     ======      =======       =====

11.  REINSURANCE

MBIA Corp. reinsures portions of its risks with other insurance companies through various quota and surplus share reinsurance treaties and facultative agreements. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

     Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp., MBIA Assurance and MBIA Illinois were $50.1 billion and $42.6

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

billion, at December 31, 1995 and 1994, respectively. The distribution of ceded insurance in force by geographic location and type of bond is set forth in the tables below:

                                                  As of December 31
                                                  -----------------
(In billions)                           1995                        1994
- -------------                           ----                        ----
                                          % of                           % of
                          Ceded          Ceded           Ceded          Ceded
                       Insurance     Insurance       Insurance      Insurance
Geographic Location     In Force      In Force        In Force       In Force
- -------------------     --------      --------        --------       --------
California .........     $   8.8          17.5%          $ 7.5         17.6%
New York ...........         5.7          11.4             4.9         11.5
New Jersey .........         3.1           6.1             2.0          4.7
Texas ..............         2.8           5.6             2.5          5.9
Pennsylvania .......         2.7           5.4             2.6          6.1
Florida ............         2.3           4.6             2.1          4.9
Illinois ...........         2.2           4.5             2.3          5.4
District of Columbia         1.5           3.0             1.6          3.8
Washington .........         1.4           2.7             1.2          2.8
Puerto Rico ........         1.3           2.6             1.1          2.6
Massachusetts ......         1.1           2.1             0.9          2.1
Ohio ...............         1.0           2.1             0.9          2.1
                             ---           ---             ---          ---
 Subtotal ...........       33.9          67.6            29.6         69.5

Other ..............        14.4          28.8            12.3         28.9
                            ----          ----            ----         ----
    Total U. S .....        48.3          96.4            41.9         98.4

International ......         1.8           3.6             0.7          1.6
                             ---           ---             ---          ---
                         $  50.1         100.0%          $42.6        100.0%
                         =======         =====           =====        =====

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                           As of December 31
                                           -----------------
(In billions)                     1995                          1994
- -------------                     ----                          ----
                                                            % of          % of
                             Ceded         Ceded           Ceded         Ceded
                         Insurance      Insurance       Insurance     Insurance
Type of Bond              In Force       In Force        In Force      In Force
- ------------              --------       --------        --------      --------
Municipal
General obligation ...   $   11.7         23.3%        $    9.7            22.8%
Utilities ............        9.0         18.0              8.5            20.0
Health care ..........        6.6         13.1              6.5            15.3
Transportation .......        5.5         11.0              4.5            10.6
Special revenue ......        3.2          6.4              2.7             6.3
Industrial development
    and pollution
    control revenue           3.0          6.0               2.9             6.8
Housing ..............        1.4          2.8              1.0             2.3
Higher education .....        1.2          2.4              1.2             2.8
Other ................        2.4          4.8              1.5             3.5
                              ---          ---              ---             ---
                             44.0         87.8             38.5            90.4
                             ====         ====             ====            ====

Non-municipal
Asset-/mortgage-backed        3.6          7.2              2.7             6.3
International ........        1.8          3.6              0.7             1.6
Other ................        0.7          1.4              0.7             1.7
                              ---          ---              ---             ---
                              6.1         12.2              4.1             9.6
                              ---         ----              ---             ---
                         $   50.1        100.0%        $   42.6           100.0%
                         ========        =====         ========           =====

         Included in gross premiums written are assumed premiums from other insurance companies of $11.7 million, $6.3 million and $20.4 million for the years ended December 31, 1995, 1994 and 1993, respectively. The percentages of the amounts assumed to net premiums written were 3.8%, 2.0% and 4.7% in 1995, 1994 and 1993, respectively.

         Gross premiums written include $0.2 million in 1994 and $5.4 million in 1993 related to the reassumption by MBIA Corp. of reinsurance previously ceded by the Association. Also included in gross premiums in 1993 is $10.8 million of premiums assumed from a member of the Association. Ceded premiums written are net of $0.2 million in 1995, $1.6 million in 1994 and $2.5 million in 1993 related to the reassumption of reinsurance previously ceded by MBIA Corp. or MBIA Illinois.

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



12.  EMPLOYEE BENEFITS

MBIA Corp. participates in MBIA Inc.'s pension plan covering all eligible employees. The pension plan is a defined contribution plan and MBIA Corp. contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1995, 1994 and 1993 was $3.2 million, $3.0 million and $3.1 million, respectively. MBIA Corp. also has a profit sharing/401(k) plan which allows eligible employees to contribute up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of total compensation. MBIA Corp. contributions to the profit sharing plan aggregated $1.4 million, $1.4 million and $1.3 million for the years ended December 31, 1995, 1994 and 1993, respectively. The 401(k) plan amounts are invested in common stock of MBIA Inc. Amounts relating to the above plans that exceed limitations established by Federal regulations are contributed to a non-qualified deferred compensation plan. Of the above amounts for the pension and profit sharing plans, $2.7 million, $2.6 million and $2.6 million for the years ended December 31, 1995, 1994 and 1993, respectively, are included in policy acquisition costs.

     MBIA Corp. also participates in MBIA Inc.'s common stock incentive plan which enables employees of MBIA Corp. to acquire shares of MBIA Inc. or to benefit from appreciation in the price of the common stock of MBIA Inc.

     MBIA Corp. also participates in MBIA Inc.'s restricted stock program, adopted in December 1995, whereby key executive officers of MBIA Corp. are granted restricted shares of MBIA Inc. common stock.

     Effective January 1, 1993, MBIA Corp. adopted SFAS 106 "Employers' Accounting for Postretirement Benefits Other than Pensions." Under SFAS 106, companies are required to accrue the cost of employee post-retirement benefits other than pensions during the years that employees render service. Prior to January 1, 1993, MBIA Corp. had accounted for these post-retirement benefits on a cash basis. In 1993, MBIA Corp. adopted the new pronouncement on the cumulative catch-up basis and recorded a cumulative effect adjustment which decreased net income and increased other liabilities by $0.1 million. As of January 1, 1994, MBIA Corp. eliminated these post-retirement benefits.

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.  RELATED PARTY TRANSACTIONS
The business assumed from the Association, relating to insurance on unit investment trusts sponsored by two members of the Association, includes deferred premium revenue of $1.6 million and $1.9 million at December 31, 1995 and 1994, respectively.

         In 1993, MBIA Corp. assumed the balance of $10.8 million of deferred premium revenue from a member of the Association which had not previously ceded its insurance portfolio to MBIA Corp. Also in 1993, MBIA Corp. assumed $0.4 million of deferred premium revenue relating to one of the trusts which was previously ceded to an affiliate of an Association member.

         Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association, one of which is a principal shareholder of MBIA Inc., which had their Standard & Poor's claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent instead of to the former Association member as was previously required. The aggregate amount payable by MBIA Corp. on these surety bonds is limited to $340 million. These surety bonds remain outstanding as of December 31, 1995.

         MBIA Corp. has investment management and advisory agreements with an affiliate of a principal shareholder of MBIA Inc., which provides for payment of fees on assets under management. Total related expenses for the years ended December 31, 1995, 1994 and 1993 amounted to $2.5 million, $2.6 million and $2.4 million, respectively. These agreements were terminated on January 1, 1996 at which time SECO commenced management of MBIA Corp.'s consolidated investment portfolios. In addition, investment management expenses of $0.1 million were paid to SECO for the portion of the investment portfolio transferred in 1995.

         MBIA Corp. has various insurance coverages provided by a principal shareholder of MBIA Inc., the cost of which was $1.9 million, $1.9 million and $2.0 million for the years ended December 31, 1995, 1994 and 1993, respectively.

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


         Included in other assets at December 31, 1995 and 1994 is $1.1 million and $14.5 million of net receivables from MBIA Inc. and other subsidiaries.


14.  FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

FIXED-MATURITY SECURITIES - The fair value of fixed-maturity securities equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SHORT-TERM INVESTMENTS - Short-term investments are carried at amortized cost which, because of their short duration, is a reasonable estimate of fair value.

OTHER INVESTMENTS - Other investments consist of MBIA Corp.'s interest in limited partnerships and a mutual fund which invests principally in marketable equity securities. The fair value of other investments is based on quoted market prices.

CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD AND PAYABLE FOR INVESTMENTS PURCHASED - The carrying amounts of these items are a reasonable estimate of their fair value.

PREPAID  REINSURANCE   PREMIUMS  -  The  fair  value  of  MBIA  Corp.'s  prepaid
reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.

DEFERRED PREMIUM REVENUE - The fair value of MBIA Corp.'s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES - The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

INSTALLMENT PREMIUMS - The fair value is derived by calculating the present value of the estimated future cash flow stream at 9% and 13.25% at December 31, 1995 and December 31, 1994, respectively.

                                                As of December 31,
                                                ------------------
                                        1995                        1994
                                        ----                        ----
                               Carrying    Estimated     Carrying     Estimated
                                Amount     Fair Value     Amount      Fair Value
                                ------     ----------     ------      ----------
ASSETS:
Fixed-maturity securuities   $3,652,621  $3,652,621    $3,051,906    $3,051,906
Short-term investments..        198,035     198,035       121,384       121,384
Other investments ......         14,064      14,064        11,970        11,970
Cash and cash equivalents        23,258      23,258         1,332         1,332
Prepaid reinsurance
 premiums ..............        200,887     174,444       186,492       159,736
Receivable for
 investments sold ......          5,729       5,729           945           945

LIABILITIES:
Deferred premium
   revenue .............      1,616,315   1,395,159     1,512,211     1,295,305
Loss and loss adjustment
  expense reserves .....         42,505      42,505        40,148        40,148
Payable for investments
   purchased ...........         10,695      10,695         6,552         6,552

OFF-BALANCE-SHEET
INSTRUMENTS:
Installment premiums               ----     235,371           ---       176,944